Exhibit 10.48

AGREEMENT

This Agreement is entered into by and between Mercury Interactive Corporation (“Mercury”) and Doug Smith, the Chief Financial Officer of Mercury.

WHEREAS, the Securities Exchange Commission and a Special Committee of the Board of Directors of Mercury (“Special Committee”) are conducting investigations concerning possibly unlawful or otherwise actionable conduct with respect to stock option practices, accounting for stock option grants, option exercises and loans to executive officers, and related matters.

WHEREAS, Doug Smith, while expressly denying any wrongdoing, desires to enter into this Agreement to give up any possibly inappropriate benefit he may have received in connection with his option grants.

In consideration of the covenants undertaken and contained herein, the adequacy of which is herein acknowledged, the parties agree as follows:

1. Doug Smith’s existing options will be re-priced to the closing price of Mercury stock on the day in November 2001 that the grants were actually determined.

2. To the extent that Doug Smith has exercised options, he will pay to Mercury the difference between the exercise price of the options and the closing price of Mercury stock on the day in November 2001 the grants were actually determined.

3. If the date to be used as “the day the grants were actually determined” cannot be reached by agreement between the Special Committee and Doug Smith within 30 days of the execution of this agreement, the date (or the closest date that can be determined) will be selected through an arbitration before JAMS, as set forth below. Payment will be made to Mercury within 10 days of any agreement between the Special Committee and Doug Smith or decision of the arbitrator.

4. Nothing contained in this Agreement shall be deemed as an admission by any party.

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5. This Agreement shall not be deemed to constitute a waiver of any rights, claims or defenses of any of the parties to this Agreement. This Agreement does not constitute a release of any claims that either party may have against the other, other than Mercury’s right to recover from Doug Smith the difference between the price of his options as stated and the price on the date they were actually determined.

6. This Agreement can be modified only in writing signed by the parties. The Agreement shall constitute the entire understanding between the parties concerning the subject matter of this Agreement and supersedes and replaces all prior negotiations, proposed agreements, and agreements, written or oral, relating to this subject.

7. Both parties agree to cooperate with the other in taking any steps required to finalize this Agreement.

8. Both parties have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

9. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument.

10. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

11. To the fullest extent allowed by law, any controversy or claim arising out of or relating to this Agreement shall be settled by binding and non-appealable arbitration conducted in San Francisco, California, by an arbitrator selected in accordance with the procedure set forth below. Doug Smith and Mercury shall initially confer and attempt to reach agreement on the individual to be appointed as the arbitrator from the panel of arbitrators maintained by the JAMS office in San Francisco, California. If no agreement is reached, Doug Smith and Mercury shall request from JAMS a list of five retired judges affiliated with JAMS.

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Doug Smith and Mercury shall each alternately strike names from such list until only one name remains, and such person shall thereby be selected as the arbitrator. Except as otherwise provided for herein, such arbitration shall be conducted in conformity with the procedures specified in the California Arbitration Act (Cal. C.C.P. Sections 1280 et seq.). The arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by law in arbitration proceedings. Also, to the extent that anything in this Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

Mercury and Doug Smith will share equally the arbitrator’s fees and any other expense of conducting the arbitration. Each party will pay its own attorneys fees and costs, except that the prevailing party will be entitled to reimbursement from the opposing party or parties of its reasonable fees (including attorney fees) and expenses he or it may incur in connection with such arbitration. Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction.

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I have read the foregoing Agreement, and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

MERCURY INTERACTIVE CORPORATION

By:	/s/ Clyde Ostler
Title:	Special Committee Chairman

Dated: October 31, 2005

DOUG SMITH

By:	/s/ Doug Smith

Dated: October 28, 2005

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